Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

First Interstate BancSystem, Inc.
Billings, Montana

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Interstate BancSystem, Inc. of our reports dated March 1, 2017, relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of First Interstate BancSystem, Inc., appearing in the Annual Report on Form 10-K of First Interstate BancSystem, Inc. for the year ended December 31, 2016.

We also consent to the reference to our firm under the caption “Experts” in this Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP
Des Moines, Iowa
September 22, 2017